Exhibit 21
LIST OF SUBSIDIARIES

1.	Coastal Homeowners Insurance Specialists, Inc. (Florida)

2.	Tigerquote.com Insurance Solutions of Ohio, Inc. (Ohio)

3.	Tigerquote.com Insurance Solutions of Pennsylvania, Inc. (Pennsylvania)

4.	Universal Adjusting Corporation (d/b/a Alder Adjusting)(Florida)

5.	Assurance Systems, Inc. (Florida)

6.	Universal Inspection Corporation (d/b/a Wicklow Inspection Corporation)(Florida)

7.	Protection Solutions, Inc. (Florida)

8.	Universal Property & Casualty Insurance Company (Florida)

9.	Evolution Risk Advisors, Inc. (Florida)

10.	Oak90 Capital, Inc. (Florida)

11.	Grand Palm Development Group, Inc. (Florida)

12.	Atlas Premium Finance Company (Florida)

13.	Blue Atlantic Reinsurance Corporation (Florida)

14.	American Platinum Property and Casualty Insurance Company) (Florida)

15.	Universal Logistics Corporation (Florida)

16.	Financial & Insurance Management Resources, Inc. (Florida)

17.	Universal Protection Plans, Inc. (Florida)

18.	Universal Real Estate Bella Villaggio, LLC

19.	URE 224 Inlet Way, LLC

20.	Core Risk Solutions, Inc.

21.	Clovered, Inc.

22.	Mangrove Risk Solutions Bermuda Ltd. (f/k/a Isosceles Insurance Ltd.) (separate account UVE-01)